Exhibit 10.34

INVESTOR RELATIONS AGREEMENT

THIS INVESTOR RELATIONS AND MARKETING AGREEMENT (Hereinafter referred to as the “Agreement”) , made effective this 19th day of November 2007 (Hereinafter referred to as the “Effective Date”) between:

Coal Harbor Communications Inc.

Suite 701, 555 Jervis Street,

Vancouver BC Canada V6E 4N1

Telephone: 604.662.4505

Fax: 604.662.4547

(Hereinafter referred to as “Provider”)

AND:

Little Squaw Gold Mining Co.

3412 South Lincoln Drive
Spokane, Washington 99203-1650 USA
Telephone: 509.624.5831

Fax: 509.624.2878
(Hereinafter referred to as “Public Company”)

WITNESS THAT:

WHEREAS:

A.

Public Company requires investor relations and marketing advisory services and desires to employ Provider to provide such services;

B.

Provider is engaged in the business of providing marketing, promotional and public relations services to listed companies and has agreed to provide such services to the Public Company as its “Investor Relations Contractor”.

NOW THEREFORE, the parties agree as follows:

I.

APPOINTMENT

Public Company hereby engages Provider to provide investor relations and marketing services and hereby retains and employs Provider on the terms and conditions of this Agreement. Provider accepts such appointment and agrees to use its best efforts to perform such services, upon the terms and conditions of this Agreement.

II.

TERM

The initial term of this agreement shall begin on the Effective Date of this Agreement and continue for one year. Either party may cancel this Agreement 3 months starting three (3) months after its Effective Date by written notification with thirty (30) days notice.

III.

SERVICES OF PROVIDER

Provider shall act generally as the Investor Relations Officer for Public Company and as such shall perform services as follows:

A.

Provider will introduce the Co. to industry professionals and organize meetings for possible financing, analyst and/or newsletter reports and appropriate public relations and advertising venues.

COAL HARBOR COMMUNICATIONS INC.

Investor Relations and Marketing Agreement

B.

Provider will create and maintain a database of investors, brokers, analysts, newsletter writers, etc. on behalf of the Co.

C.

Provider will develop for the Public Company appropriate due diligence material that satisfies in-house and regulatory requirements of broker/dealers (both in the United States and Canada) for broker presentations, corporate mailing pieces, brochures, shareholder communications, research reports and other collateral material, and will do so within the guidelines of an approved budget. Provider will propose advertising campaigns designed to increase the audience for the Public Company and to source investor leads.

D.

Provider will telephone new contacts and update contacts in the database on corporate developments in an on-going, timely and professional manner. Provider will also target making fifty (50) outgoing calls per day as well as answer incoming calls, answer questions and fulfill requests for investor packages by email/mail/fax/ and courier.

IV.

LIMITATIONS ON SERVICES

The parties recognize that certain responsibilities and obligations are imposed by federal, provincial and state securities laws and by the applicable rules and regulations of the Securities Commissions both in Canada and the United States. Accordingly, Provider agrees that:

A.

Provider shall not release any financial or other material information or data about Public Company and its business without the consent of approval of Public Company;

B.

Provider shall not conduct any meetings with financial analysts regarding Public Company without informing Public Company of the proposed meeting and its general format or agenda;

C.

Provider shall not release any information or data about Public Company’s affairs to selected limited person(s), entity or group if Provider is aware that such information or data has not been generally released or promulgated.

V.

REPRESENTATIONS AND INDEMNIFICATION

A.

Public Company shall be deemed to make a continuing representation of the accuracy of any and all material facts, material information and data that it supplies to Provider and the general availability of such information. Public Company is aware that Provider will rely on such continuing representation in disseminating such information and otherwise performing its public relations functions under this Agreement.

B.

Provider in the absence of notice in writing from Public Company will rely on the continuing accuracy of material; information and data supplied by Public Company and its general availability.

C.

Public Company hereby agrees to indemnify Provider against and to hold Provider harmless from any claims, suits, loss damages, etc. arising out of Provider reliance on the general availability of information supplied to Provider and Provider ability to promulgate such information.

D.

Conversely, Public Company may rely on Provider to disseminate and promulgate only such material, information and data as supplied by Public Company for such purposes. Provider hereby agrees to indemnify Public Company against and to hold Public Company harmless from any claims, damages, suits, loss damages, etc. arising out of Public Company’s reliance upon Provider to disseminate and promulgate only such facts, material information and data.

VI.

COMPENSATION

In consideration of Provider rendering to Public Company the services referred to in section III, Public Company shall pay Provider, upon the Effective Date:

COAL HARBOR COMMUNICATIONS INC.

Investor Relations and Marketing Agreement

A.

A monthly fee of United States currency of six thousand dollars (US $6,000.00) payable on the 1st day of each calendar month, with the first payment being prorated for that portion of the month from the Effective Date to the first of the following month.

B.

A quarterly fee of 18,000 common shares of the Public Company beginning on January 1, 2008 and on the first day of every calendar quarter thereafter for so long as this Agreement is in effect, plus for the first payment shares equivalent to the number of shares obtained by dividing the number of days between the Effective Date and December 31, 2007 by 90 days and then multiplying that quotient by 18,000. The shares to be issued are registered, free trading shares covered by the most recent Prospectus the Public Company has on file with the U.S. Security and Exchange Commission (Hereinafter referred to as the “SEC”). These shares will be initially issued with a restrictive legend that the Public Company will approve removal of upon Provider’s notice to sell, and will do so strictly within the SEC Rules and Regulations pertaining to such.

C.

An additional quarterly fee of 50,000 common share purchase options starting on January 1, 2008 and ending on December 31, 2008, unless this Agreement is terminated earlier. No additional purchase share options would be issued after the termination date of this Agreement. The stock purchase options are to be issued under and through the Public Company’s Restated 2003 Share Incentive Plan (Hereinafter the Plan) and any revision or replacement of it, and are classed as Non Qualified Stock Options (Hereinafter referred to as “NQSO”). There are currently only 100,000 NQSOs available under the Plan. The Public Company intends to replace or replenish the Plan by the required approval of its shareholders at the next annual shareholders meeting, expected to be in the second quarter of 2008. The Public Company will not be obligated to continue payment of the NQSOs should it not be able to obtain shareholder approval for replenishing the Plan or replacing the Plan with a new Plan having enough NQSO (or equivalent) to fulfill this portion of possible payment to Provider. Following a potential event of non-approval by shareholders, either the Public Company or the Provider may terminate this Agreement without a thirty (30) day notice. All NQSOs that would be issued under the current Plan would be issued at Market Price, vest upon being granted and have a ten (10) year Term/Expiration Date. Stock issued as a result of exercising a NQSO comes under SEC Rule 144 that requires a one year hold (this Rule is being changed to a six (6) month hold).

D.

The Company will pay for approved expenses (for mail-outs or production of brochures, etc.). Business trips requiring full-time commitments will be charged at $300 per day plus expenses.

VII.

RELATIONSHIP OF PARTIES

Provider is a contractor, responsible for compensation of its agents, employees and representatives, as well as all applicable withholding therefrom and taxes thereon (including unemployment insurance) and all workers compensation insurance. This Agreement does not establish any partnership, joint venture, or other business entity or association between the parties and neither party is intended to have any interest in the business or property of the other.

VIII.

GENERAL

A.

This Agreement shall be governed by and construed in accordance with the laws of the State of Washington, U.S.A., which shall be deemed to be the proper law of this contract.

B.

This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto or by their successors or assigns.

C.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same document, and any facsimile signature shall be taken as an original.

COAL HARBOR COMMUNICATIONS INC.

Investor Relations and Marketing Agreement

D.

The provisions herein contained constitute the entire agreement between the parties and supersedes all previous communications, representations and agreements whether oral or written between the parties with respect to the subject matter hereof.

E.

Each of the parties hereto hereby covenants and agrees to execute such further and other documents and instruments and to do such further and other things as may be necessary to implement and carry out the intent of this Agreement.

F.

No condoning, excusing or waiver by any party hereto of any default, breach of non-observance by any other party hereto at any time or times in respect of any covenant, proviso or condition herein contained shall operate as a waiver of that party’s rights hereunder in respect of any continuing or subsequent default, breach or non-observance, or so as to defer or affect in any way the rights of the party in respect of any such continuing or subsequent default breach of non-observance, and no waiver shall be inferred from or implied by anything done or omitted to be done by the party having those rights.

G.

This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, administrators, successors and their respective permitted assigns.

H.

Time is of the essence of this agreement.

I.

This Agreement is subject to the acceptance of the applicable stock exchanges and regulatory bodies.

IN WITNESS WHEREOF, the parties hereto have hereunto affixed their respective hands as of the day and year first written above.

COAL HARBOR COMMUNICATIONS INC.

LITTLE SQUAW GOLD MINING CO.

PROVIDER

PUBLIC COMPANY

COAL HARBOR COMMUNICATIONS INC.